EXHIBIT 99.1

Contacts:

Analysts:	Robert Lentz 614-876-2000

Media:	Deb Strohmaier 740-549-6074 740-816-0692 cell

Greif, Inc. Reports Third Quarter 2012 Results

DELAWARE, Ohio (Aug. 29, 2012) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its third quarter, which ended July 31, 2012. The company reported third quarter net sales of $1,102.8 million, operating profit of $86.1 million and net income attributable to Greif, Inc. of $40.7 million, or $0.70 per diluted Class A share. EBITDA1 was $125.8 million. Operating profit before special items was $91.6 million and net income attributable to Greif, Inc. before special items was $44.2 million, or $0.75 per diluted Class A share.

(Dollars in millions, except per share amounts)	Three months ended		Nine months ended
	July 31,		July 31,
Selected Financial Highlights	2012	2011[2]	2012[2]	2011[2]
Net sales	$1,102.8	$1,121.9	$3,193.6	$3,116.5
Operating profit	86.1	107.6	225.7	266.8
Operating profit before special items	91.6	116.7	253.6	300.4
Net income attributable to Greif, Inc.	40.7	66.9	105.8	158.4
Net income attributable to Greif, Inc. before special items	44.2	74.1	124.6	184.6
Diluted Class A earnings per share attributable to Greif, Inc. common shareholders	0.70	1.14	1.82	2.70
Diluted Class A earnings per share attributable to Greif, Inc. common shareholders before special items	0.75	1.26	2.14	3.15
EBITDA[1]	125.8	138.0	341.3	359.5
EBITDA before special items	131.3	147.1	369.2	393.1

Special items
Restructuring charges	$3.9	$3.4	$22.9	$11.4
Acquisition-related costs	1.6	2.7	5.0	19.2
Non-cash asset impairment charge	—	3.0	—	3.0
Total special items	5.5	9.1	27.9	33.6
Total special items, net of tax	3.5	7.2	18.8	26.2

	July 31, 2012	Oct. 31, 2011
Working capital[3]	$314.3	$358.2
Net working capital[3]	222.6	230.8
Long-term debt	1,198.2	1,345.1
Net debt[4]	1,225.8	1,367.5

[1]	EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization.
[2]

In the third quarter 2012, the company corrected prior period accounting errors that occurred over a number of years primarily with respect to the Latin America region of the Rigid Industrial Packaging & Services segment. The impact of the errors was not material to the company in any prior year. However, the cumulative effect of the correction of the prior period errors would have been material to the current year's consolidated financial statements of operations. As a result of correcting the errors, net income attributable to Greif, Inc. for the following periods presented in this earnings release increased as follows: $4.4 million for the nine months ended July 31, 2012 (unaudited); $4.0 million for the three months ended July 31, 2011 (unaudited); and $3.2 million for the nine months ended July 31, 2011 (unaudited).

[3]	Working capital represents current assets less current liabilities. Net working capital represents working capital less cash and cash equivalents.
[4]	Net debt represents long-term debt plus the current portion of long-term debt plus short-term borrowings less cash and cash equivalents.

Note:	A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

David B. Fischer, president and chief executive officer, said, “Our third quarter operating performance was impacted by lower than expected volumes and the negative effect of foreign currency translation in our Rigid Industrial Packaging & Services and Flexible Products & Services segments, while the Paper Packaging segment achieved solid results. Contingency actions and Greif Business System initiatives implemented during the past year benefited our third quarter performance. Progress was also achieved through further acquisition integration that is positioning us for more profitable future growth. Free cash flow5 increased significantly for the third quarter and first nine months of 2012. We remain focused on our 2012 priorities while continuing to adapt promptly to changes in business and market conditions.”

Consolidated Results

Third Quarter 2012

Net sales were $1,102.8 million for third quarter 2012 compared with $1,121.9 million for the same period in 2011. Sales volumes, including acquisitions, increased 5 percent but were more than offset by a negative 6 percent impact of foreign currency translation. Third quarter 2012 selling prices were generally in line with the prior year with some variances among business segments. Overall, volumes on a same-structure basis were 1 percent below third quarter 2011. This decrease was principally due to market conditions in the Rigid Industrial Packaging & Services and Flexible Products & Services segments, partially offset by stronger volumes in the Paper Packaging segment, compared with the same period last year.

Gross profit declined approximately 4 percent to $202.5 million for third quarter 2012 compared with $211.1 million for the same period in 2011. Gross profit margin decreased to 18.4 percent for third quarter 2012 from 18.8 percent for the same period last year. The decline in gross profit margin was principally due to lower same-structure volumes and market pressure in the Rigid Industrial Packaging & Services and Flexible Products & Services segments, which was partially offset by higher volumes and lower input costs in the Paper Packaging segment compared with a year ago.

SG&A expenses increased to $115.8 million, or 10.5 percent of net sales, for third quarter 2012 from $109.2 million, or 9.7 percent of net sales, for third quarter 2011. The $6.6 million increase was primarily due to the inclusion of SG&A expenses for companies acquired in 2011. Acquisition-related costs were $1.6 million and $2.7 million for the third quarters of 2012 and 2011, respectively.

Third quarter 2012 restructuring charges were $3.9 million compared with $3.4 million during third quarter 2011. These charges were related to the consolidation of operations in the Flexible Products & Services segment as part of the ongoing implementation of the Greif Business System and rationalization of operations and contingency actions in Rigid Industrial Packaging & Services.

Operating profit was $86.1 million for third quarter 2012 compared with $107.6 million for the same period last year. This decrease was primarily due to lower results in Rigid Industrial Packaging & Services (-$9.5 million), Land Management (-$9.2 million) and Flexible Products & Services (-$6.3 million), partially offset by solid results in Paper Packaging ($3.5 million), compared with a year ago.

Interest expense, net, was $22.7 million for third quarter 2012 compared with $18.4 million for third quarter 2011. The increase was primarily due to the higher level of debt outstanding related to acquisitions completed during the past year.

Income tax expense was $24.5 million for third quarter 2012 compared with $17.3 million for the same period last year. This was attributable to a change in the global earnings mix caused by a greater proportion of income generated in the United States, which is a higher tax jurisdiction. The annual book tax rate was 32.6 percent for third quarter 2012 compared with 22.3 percent a year ago. The cash tax rate for fiscal 2012 is expected to be approximately 20 percent for fiscal 2012, which is consistent with the prior year’s rate.

[5]	Free cash flow is defined as cash provided by (used in) operating activities less capital expenditures and timberland purchases.

Note:	A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Net income attributable to Greif, Inc. was $40.7 million, or $0.70 per diluted Class A share and $1.05 per diluted Class B share, for third quarter 2012 compared with net income of $66.9 million, or $1.14 per diluted Class A share and $1.72 per diluted Class B share, for third quarter 2011.

EBITDA was $125.8 million and $138.0 million for the third quarters of 2012 and 2011, respectively. This decrease was primarily due to the same factors that impacted operating profit. Depreciation, depletion and amortization expense was $37.4 million for third quarter 2012 compared with $34.9 million for the same period last year.

Segment Results

Rigid Industrial Packaging & Services

Net sales were $805.1 million for third quarter 2012 compared with $803.9 million for third quarter 2011 due to a 6 percent volume increase, including acquisitions, and a 1 percent increase in prices offset by a negative 7 percent impact of foreign currency translation. On a same-structure basis, sales volumes declined 2 percent due to economic conditions and market pressure that impacted all geographic regions by the end of the third quarter 2012. Volumes in Europe continue to be below expectations and were softer in the Asia Pacific and Latin America regions and the non-agricultural business in North America compared with the same period last year.

Gross profit was $148.2 million and $149.9 million for the third quarters of 2012 and 2011, respectively. Gross profit margin declined to 18.4 percent for third quarter 2012 from 18.7 percent for third quarter 2011. The decrease in gross profit margin compared with last year was primarily due to lower volumes on a same-structure basis.

Operating profit was $62.1 million for third quarter 2012 compared with $71.6 million for the same period last year. The $9.5 million decrease was primarily due to lower same-structure volumes in global markets and, to a lesser extent, the negative effect of foreign currency translation. There were $3.4 million of restructuring charges for third quarter 2012, primarily related to rationalization of operations and contingency actions implemented during the quarter, compared with $3.4 million for the same period last year. There were $1.6 million and $2.1 million of acquisition-related costs for the third quarters of 2012 and 2011, respectively.

EBITDA was $87.0 million and $91.1 million for the third quarters of 2012 and 2011, respectively, due to the same factors that impacted the segment’s operating profit. Depreciation, depletion and amortization expense was $25.3 million for third quarter 2012 compared with $22.4 million for the same period last year.

Flexible Products & Services

Net sales were $109.7 million for third quarter 2012 compared with $141.2 million for third quarter 2011. The $31.5 million decline was attributable to a 7 percent decrease in volumes due to weak market conditions in Europe, supply chain issues resulting from network consolidation and, to a lesser extent, market conditions for multiwall bags in the U.S. There was a 4 percent decrease in prices and a negative 9 percent impact of foreign currency translation compared with third quarter 2011.

Gross profit was $20.0 million for third quarter 2012 versus $32.3 million a year ago. Gross profit margin decreased to 18.2 percent for third quarter 2012 from 22.9 percent for third quarter 2011. The decline in gross profit margin was primarily attributable to lower volumes coupled with higher costs associated with ongoing consolidation of operations in Europe.

Operating profit was $1.4 million for third quarter 2012 compared with operating profit of $7.7 million for third quarter 2011. The negative impact of lower volumes, higher production costs plus startup costs principally related to the fabric hub in Saudi Arabia was partially offset by lower restructuring charges and acquisition-related costs. There were $0.5 million of restructuring charges for third quarter 2012, primarily related to the ongoing consolidation of operations, compared with $0.7 million for the same period last year. There were no acquisition-related costs in third quarter 2012 compared with $0.6 million of acquisition-related costs for the prior year.

EBITDA was $7.3 million for third quarter 2012 and $10.1 million for third quarter 2011 due to the same factors that impacted the segment’s operating profit. Depreciation, depletion and amortization expense was $3.7 million and $4.2 million for third quarters of 2012 and 2011, respectively.

Paper Packaging

Net sales increased 6 percent to $182.7 million for third quarter 2012 compared with $172.8 million for third quarter 2011. Volumes increased 8 percent while prices declined 2 percent due to product mix.

Gross profit increased to $32.5 million for third quarter 2012 compared with $27.6 million a year ago due to higher volumes and lower costs for old corrugated containers (OCC) partially offset by slightly lower selling prices. Consequently, gross profit margin increased to 17.8 percent for third quarter 2012 from 16.0 percent for third quarter 2011.

Operating profit was $21.0 million for third quarter 2012 versus $17.5 million for third quarter 2011. Higher volumes and lower OCC costs were partially offset by slightly lower selling prices and expenses related to annual mill maintenance shutdowns at both mills during third quarter 2012 as planned.

EBITDA increased to $29.2 million for third quarter 2012 compared with $25.5 million for third quarter 2011. EBITDA for both periods was affected by the same factors that impacted the segment’s operating profit. Depreciation, depletion and amortization expense was $7.7 million and $7.8 million for third quarters of 2012 and 2011, respectively.

Land Management

Net sales were $5.3 million for third quarter 2012 compared with $4.0 million for third quarter 2011, primarily due to the timing of timber sales.

Third quarter 2012 operating profit was $1.6 million versus $10.8 million for third quarter 2011. This included special use property disposals of $0.3 million and $7.0 million for 2012 and 2011, respectively. Third quarter 2011 also included a $2.5 million purchase price adjustment related to the expropriation of surplus property from a prior period.

EBITDA was $2.3 million and $11.3 million for the third quarters of 2012 and 2011, respectively, and was affected by the same factors that impacted the segment’s operating profit. Depreciation, depletion and amortization expense was $0.7 million for third quarter 2012 and $0.5 million for the same period last year.

Other Financial Information

Working capital was $314.3 million at July 31, 2012, compared with $358.2 million at Oct. 31, 2011. Improvements came from lower cash and accounts receivable balances plus improved payment terms for accounts payable and, to a lesser extent, the currency translation impact of the stronger U.S. dollar versus the euro and other major currencies.

Cash provided by operating activities was $151.7 million for third quarter 2012 versus $35.4 million for the same period last year. Free cash flow was $112.9 million for the third quarter 2012 compared with negative $11.2 million for the third quarter 2011. For the first nine months of 2012, cash provided by operating activities was $319.9 million versus $22.7 million for the first nine months of 2011. Free cash flow was $209.0 million for the first nine months of 2012 compared with negative $98.5 million for the same period in 2011.

There were no acquisitions in third quarter 2012 compared with two acquisitions in third quarter 2011.

Capital expenditures were $38.0 million, excluding $0.8 million of timberland purchases for third quarter 2012, compared with $44.1 million, excluding timberland purchases of $2.5 million, for third quarter 2011. The 2012 capital expenditures include carryover projects related to our growth platforms, including the fabric hub in Saudi Arabia. The company expects capital expenditures, excluding timberland purchases, to be approximately $145 million in 2012 compared with approximately $162 million in 2011.

Long-term debt declined $146.9 million to $1,198.2 million at July 31, 2012, from $1,345.1 million at Oct. 31, 2011. This decrease was primarily due to improved cash flows from operations and, to a lesser extent, the currency translation impact of the stronger U.S. dollar versus the euro and other major currencies.

On Aug. 28, 2012, the Board of Directors declared quarterly cash dividends of $0.42 per share of Class A Common Stock and $0.63 per share of Class B Common Stock. These dividends are payable on Oct. 1, 2012, to stockholders of record at close of business on Sep. 20, 2012.

Company Outlook

For the remainder of fiscal 2012, we expect our Rigid Industrial Packaging & Services and Flexible Products & Services segments to be impacted by lower volumes than previously anticipated in the company’s second quarter 2012 earnings release. The negative effect of foreign currency translation and the higher annual book tax rate is also expected to impact our fourth quarter 2012 results. Solid fourth quarter 2012 performance is anticipated for the Paper Packaging and Land Management segments. Contributions from contingency actions, acquisition integration and ongoing Greif Business System initiatives implemented during 2012 are expected to provide additional benefits to the fourth quarter 2012 results. EBITDA is anticipated to be $445 million to $465 million for fiscal 2012.

Conference Call

Management will host a conference call to discuss third quarter 2012 results on Aug. 30, 2012, at 10 a.m. ET. To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427. Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com in the Investor Center. A replay of the conference call will be available on our website approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. We produce steel, plastic, fibre, intermediate bulk, remanufactured and reconditioned rigid industrial containers as well as flexible containers, corrugated and multiwall containers and containerboard, and provide services such as blending, filling, packaging and recycling of industrial containers for a wide range of industries. We also manage timber properties in North America and provide land management consulting services. We are strategically positioned in more than 55 countries to serve global as well as regional customers. Additional information is on our website at www.greif.com.

Forward-Looking Statements

All statements, other than statements of historical facts, included in this news release, including without limitation statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements.

Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) the current and future challenging global economy may adversely affect our business; (ii) historically, our business has been sensitive to changes in general economic or business conditions; (iii) our operations are subject to currency exchange and political risks that could adversely affect our results of operations; (iv) the continuing consolidation of our customer base and suppliers may intensify pricing pressure; (v) we operate in highly competitive industries; (vi) our business is sensitive to changes in industry demands; (vii) raw material and energy price fluctuations and shortages may adversely impact our manufacturing operations and costs; (viii) we may encounter difficulties arising from acquisitions; (ix) we may incur additional restructuring costs and there is no guarantee that our efforts to reduce costs will be successful; (x) tax legislation initiatives or challenges to our tax positions may adversely impact our financial results or condition; (xi) several operations are conducted by joint ventures that we cannot operate solely for our benefit; (xii) our ability to attract, develop and retain talented employees, managers and executives is critical to our success; (xiii) our business may be adversely impacted by work stoppages and other labor relations matters; (xiv) we may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage; (xv) our business depends on the uninterrupted operations of our facilities, systems and business functions, including our information technology and other business systems; (xvi) legislation/regulation related to climate change and environmental and health and safety matters and product liability claims could negatively impact our operations and financial performance; (xvii) changing climate conditions may adversely affect our operations and financial performance; (xviii) we may incur fines or penalties, damage to reputation or other adverse consequences if our employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws; (xix) the frequency and volume of our timber and timberland sales will impact our financial performance; and (xx) potential accounting restatements. Changes in business results may impact our book tax rates. The risks described above are not all-inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause our actual results to differ materially from those projected, see “Risk Factors” in Part I, Item 1A of our Form 10-K for the year ended Oct. 31, 2011 and our other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars and shares in millions, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2012	2011[6]	2012[6]	2011[6]
Net sales	$1,102.8	$1,121.9	$3,193.6	$3,116.5
Cost of products sold	900.3	910.8	2,606.5	2,522.4

Gross profit	202.5	211.1	587.1	594.1

Selling, general and administrative expenses	115.8	109.3	344.9	330.0
Restructuring charges	3.9	3.4	22.9	11.4
(Gain) on disposal of properties, plants and equipment, net	(3.3)	(9.2)	(6.4)	(14.1)

Operating profit	86.1	107.6	225.7	266.8

Interest expense, net	22.7	18.4	70.5	53.8
Other (income) expense, net	(2.3)	4.5	0.2	9.9

Income before income tax expense and equity earnings of unconsolidated affiliates, net	65.7	84.7	155.0	203.1

Income tax expense	24.5	17.3	50.5	45.3
Equity earnings of unconsolidated affiliates, net of tax	0.5	1.5	2.5	2.0

Net income	41.7	68.9	107.0	159.8
Net income attributable to noncontrolling interests	(1.0)	(2.0)	(1.2)	(1.4)

Net income attributable to Greif, Inc.	$40.7	$66.9	$105.8	$158.4

Basic earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	$0.70	$1.15	$1.82	$2.72
Class B Common Stock	$1.05	$1.72	$2.72	$4.06

Diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	$0.70	$1.14	$1.82	$2.70
Class B Common Stock	$1.05	$1.72	$2.72	$4.06

Shares used to calculate basic earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	25.2	24.9	25.1	24.8
Class B Common Stock	22.1	22.4	22.1	22.4

Shares used to calculate diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	25.3	25.1	25.2	25.0
Class B Common Stock	22.1	22.4	22.1	22.4

[6]

In the third quarter 2012, the company corrected prior period accounting errors that occurred over a number of years primarily with respect to the Latin America region of the Rigid Industrial Packaging & Services segment. The impact of the errors was not material to the company in any prior year. However, the cumulative effect of the correction of the prior period errors would have been material to the current year's consolidated financial statements of operations. As a result of correcting the errors, net income attributable to Greif, Inc. for the following periods presented in this earnings release increased as follows: $4.4 million for the nine months ended July 31, 2012 (unaudited); $4.0 million for the three months ended July 31, 2011 (unaudited); and $3.2 million for the nine months ended July 31, 2011 (unaudited).

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in millions)

	July 31, 2012	Oct. 31, 2011
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$91.7	$127.4
Trade accounts receivable	492.8	563.0
Inventories	398.2	431.8
Current portion related party notes receivable	2.3	1.7
Other current assets	162.5	169.2

	1,147.5	1,293.1

LONG-TERM ASSETS
Goodwill	952.4	1,005.1
Intangible assets	198.6	228.8
Related party note receivable	16.6	18.3
Assets held by special purpose entities	50.9	50.9
Other long-term assets	152.8	164.0

	1,371.3	1,467.1

PROPERTIES, PLANTS AND EQUIPMENT	1,394.9	1,433.9

	$3,913.7	$4,194.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$461.2	$492.9
Short-term borrowings	97.4	137.3
Current portion of long-term debt	21.9	12.5
Other current liabilities	252.7	292.2

	833.2	934.9

LONG-TERM LIABILITIES
Long-term debt	1,198.2	1,345.1
Liabilities held by special purpose entities	43.3	43.3
Other long-term liabilities	481.3	497.0

	1,722.8	1,885.4

SHAREHOLDERS’ EQUITY	1,357.7	1,373.8

	$3,913.7	$4,194.1

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$41.7	$68.9	$107.0	$159.8
Depreciation, depletion and amortization	37.4	34.9	115.8	102.6
Other non-cash adjustments to net income	(8.8)	(13.3)	(17.7)	(21.5)
Increase (decrease) in cash from changes in certain assets and liabilities and other	81.4	(55.1)	114.8	(218.2)

Net cash provided by operating activities	151.7	35.4	319.9	22.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of companies, net of cash acquired	—	(157.2)	—	(185.7)
Cash paid for deferred purchase price	—	—	(14.3)	—
Purchases of properties, plants, equipment and timber properties	(38.8)	(46.6)	(110.9)	(121.2)
Repayments (issuance) of notes receivable to related party	13.0	0.5	1.1	(21.3)
Other	2.2	12.4	9.2	17.3

Net cash used in investing activities	(23.6)	(190.9)	(114.9)	(310.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments) proceeds on debt, net	(113.3)	188.5	(162.7)	357.5
Dividends paid	(24.5)	(24.6)	(73.3)	(73.4)
Other	0.3	1.4	0.9	(1.2)

Net cash (used in) provided by financing activities	(137.5)	165.3	(235.1)	282.9

EFFECTS OF EXCHANGE RATES ON CASH	(3.8)	3.8	(5.6)	7.4

Net (decrease) increase in cash and cash equivalents	(13.2)	13.6	(35.7)	2.1
Cash and cash equivalents at beginning of the period	104.9	95.5	127.4	107.0

Cash and cash equivalents at end of the period	$91.7	$109.1	$91.7	$109.1

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars in millions, except per share amounts)

	Three months ended July 31, 2012			Three months ended July 31, 2011[7]
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
Operating profit	$86.1			$107.6
Restructuring charges	3.9			3.4
Acquisition-related costs	1.6			2.7
Non-cash asset impairment charge	—			3.0

Operating profit before special items	$91.6			$116.7

Net income attributable to Greif, Inc.	$40.7	0.70	1.05	$66.9	$1.14	$1.72
Restructuring charges, net of tax	2.5	0.03	0.04	2.7	0.04	0.07
Acquisition-related costs, net of tax	1.0	0.02	0.03	2.1	0.04	0.05
Non-cash asset impairment charge, net of tax	—	—	—	2.4	0.04	0.06

Net income attributable to Greif, Inc. before special items	$44.2	$0.75	$1.12	$74.1	$1.26	$1.90

	Nine months ended July 31, 2012[7]			Nine months ended July 31, 2011[7]
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
Operating profit	$225.7			$266.8
Restructuring charges	22.9			11.4
Acquisition-related costs	5.0			19.2
Non-cash asset impairment charge	—			3.0

Operating profit before special items	$253.6			$300.4

Net income attributable to Greif, Inc.	$105.8	1.82	2.72	$158.4	$2.70	$4.06
Restructuring charges, net of tax	15.4	0.26	0.39	8.9	0.16	0.23
Acquisition-related costs, net of tax	3.4	0.06	0.09	15.0	0.25	0.38
Non-cash asset impairment charge, net of tax	—	—	—	2.3	0.04	0.06

Net income attributable to Greif, Inc. before special items	$124.6	$2.14	$3.20	$184.6	$3.15	$4.73

[7]

In the third quarter 2012, the company corrected prior period accounting errors that occurred over a number of years primarily with respect to the Latin America region of the Rigid Industrial Packaging & Services segment. The impact of the errors was not material to the company in any prior year. However, the cumulative effect of the correction of the prior period errors would have been material to the current year's consolidated financial statements of operations. As a result of correcting the errors, net income attributable to Greif, Inc. for the following periods presented in this earnings release increased as follows: $4.4 million for the nine months ended July 31, 2012 (unaudited); $4.0 million for the three months ended July 31, 2011 (unaudited); and $3.2 million for the nine months ended July 31, 2011 (unaudited).

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

SEGMENT OPERATING PROFIT AND OTHER DATA

UNAUDITED

(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2012	2011[8]	2012[8]	2011[8]
Net sales:
Rigid Industrial Packaging & Services	$805.1	$803.9	$2,311.3	$2,201.8
Flexible Products & Services	109.7	141.2	338.4	404.0
Paper Packaging	182.7	172.8	524.2	496.1
Land Management	5.3	4.0	19.7	14.6

Total net sales	$1,102.8	$1,121.9	$3,193.6	$3,116.5

Operating profit:
Rigid Industrial Packaging & Services	$62.1	$71.6	$153.8	$183.0
Flexible Products & Services	1.4	7.7	1.9	11.2
Paper Packaging	21.0	17.5	58.3	56.5
Land Management	1.6	10.8	11.7	16.1

Total operating profit	86.1	107.6	225.7	266.8

Restructuring charges:
Rigid Industrial Packaging & Services	3.4	3.4	16.2	8.0
Flexible Products & Services	0.5	0.7	6.7	3.9
Paper Packaging	—	(0.7)	—	(0.5)

Total restructuring charges	3.9	3.4	22.9	11.4

Acquisition-related costs:
Rigid Industrial Packaging & Services	1.6	2.1	4.1	6.3
Flexible Products & Services	—	0.6	0.9	12.9

Total acquisition-related costs	1.6	2.7	5.0	19.2

Non-cash asset impairment charge:
Flexible Products & Services	—	3.0	—	3.0

Total non-cash asset impairment charge	—	3.0	—	3.0

Operating profit before special items:
Rigid Industrial Packaging & Services	67.1	77.1	174.1	197.3
Flexible Products & Services	1.9	12.0	9.5	31.0
Paper Packaging	21.0	16.8	58.3	56.0
Land Management	1.6	10.8	11.7	16.1

Total operating profit before special items	$91.6	$116.7	$253.6	$300.4

[8]

In the third quarter 2012, the company corrected prior period accounting errors that occurred over a number of years primarily with respect to the Latin America region of the Rigid Industrial Packaging & Services segment. The impact of the errors was not material to the company in any prior year. However, the cumulative effect of the correction of the prior period errors would have been material to the current year's consolidated financial statements of operations. As a result of correcting the errors, net income attributable to Greif, Inc. for the following periods presented in this earnings release increased as follows: $4.4 million for the nine months ended July 31, 2012 (unaudited); $4.0 million for the three months ended July 31, 2011 (unaudited); and $3.2 million for the nine months ended July 31, 2011 (unaudited).

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

WORKING CAPITAL

UNAUDITED

(Dollars in millions)

	July 31, 2012	Oct. 31, 2011
Current assets	$1,147.5	$1,293.1
Less: current liabilities	833.2	934.9

Working capital	314.3	358.2
Less: cash and cash equivalents	91.7	127.4

Net working capital	$222.6	$230.8

Long-term debt	$1,198.2	$1,345.1
Plus: current portion of long-term debt	21.9	12.5
Plus: short-term borrowings	97.4	137.3
Less: cash and cash equivalents	91.7	127.4

Net debt	$1,225.8	$1,367.5

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

CONSOLIDATED EBITDA9

UNAUDITED

(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2012	2011[10]	2012[10]	2011[10]
Net income	$41.7	$68.9	$107.0	$159.8
Plus: interest expense, net	22.7	18.4	70.5	53.8
Plus: income tax expense	24.5	17.3	50.5	45.3
Plus: depreciation, depletion and amortization expense	37.4	34.9	115.8	102.6
Less: equity earnings of unconsolidated affiliates, net of tax	0.5	1.5	2.5	2.0

EBITDA	125.8	138.0	341.3	359.5

Restructuring charges	3.9	3.4	22.9	11.4
Acquisition-related costs	1.6	2.7	5.0	19.2
Non-cash asset impairment charge	—	3.0	—	3.0

EBITDA before special items	$131.3	$147.1	$369.2	$393.1

Net income	$41.7	$68.9	$107.0	$159.8
Plus: interest expense, net	22.7	18.4	70.5	53.8
Plus: income tax expense	24.5	17.3	50.5	45.3
Plus: other (income) expense, net	(2.3)	4.5	0.2	9.9
Less: equity earnings of unconsolidated affiliates, net of tax	0.5	1.5	2.5	2.0

Operating profit	86.1	107.6	225.7	266.8
Less: other (income) expense, net	(2.3)	4.5	0.2	9.9
Plus: depreciation, depletion and amortization expense	37.4	34.9	115.8	102.6

EBITDA	125.8	138.0	341.3	359.5
Restructuring charges	3.9	3.4	22.9	11.4
Acquisition-related costs	1.6	2.7	5.0	19.2
Non-cash asset impairment charge	—	3.0	—	3.0

EBITDA before special items	$131.3	$147.1	$369.2	$393.1

[9]	EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization.
[10]

In the third quarter 2012, the company corrected prior period accounting errors that occurred over a number of years primarily with respect to the Latin America region of the Rigid Industrial Packaging & Services segment. The impact of the errors was not material to the company in any prior year. However, the cumulative effect of the correction of the prior period errors would have been material to the current year's consolidated financial statements of operations. As a result of correcting the errors, net income attributable to Greif, Inc. for the following periods presented in this earnings release increased as follows: $4.4 million for the nine months ended July 31, 2012 (unaudited); $4.0 million for the three months ended July 31, 2011 (unaudited); and $3.2 million for the nine months ended July 31, 2011 (unaudited).

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

SEGMENT EBITDA11

UNAUDITED

(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2012	2011[12]	2012[12]	2011[12]
Rigid Industrial Packaging & Services
Operating profit	$62.1	$71.6	$153.8	$183.0
Less: other expense, net	0.4	2.9	2.0	7.5
Plus: depreciation and amortization expense	25.3	22.4	78.5	64.6

EBITDA	87.0	91.1	230.3	240.1
Restructuring charges	3.4	3.4	16.2	8.0
Acquisition-related costs	1.6	2.1	4.1	6.3

EBITDA before special items	$92.0	$96.6	$250.6	$254.4

Flexible Products & Services
Operating profit	$1.4	$7.7	$1.9	$11.2
Less: other (income) expense, net	(2.2)	1.8	(1.1)	2.0
Plus: depreciation and amortization expense	3.7	4.2	11.4	12.5

EBITDA	7.3	10.1	14.4	21.7
Restructuring charges	0.5	0.7	6.7	3.9
Acquisition-related costs	—	0.6	0.9	12.9
Non-cash asset impairment charge	—	3.0	—	3.0

EBITDA before special items	$7.8	$14.4	$22.0	$41.5

Paper Packaging
Operating profit	$21.0	$17.5	$58.3	$56.5
Less: other (income) expense, net	(0.5)	(0.2)	(0.7)	0.4
Plus: depreciation and amortization expense	7.7	7.8	23.4	23.4

EBITDA	29.2	25.5	82.4	79.5
Restructuring charges	—	(0.7)	—	(0.5)

EBITDA before special items	$29.2	$24.8	$82.4	$79.0

Land Management
Operating profit	$1.6	$10.8	$11.7	$16.1
Plus: depreciation, depletion and amortization expense	0.7	0.5	2.5	2.1

EBITDA and EBITDA before special items	$2.3	$11.3	$14.2	$18.2

Consolidated EBITDA	$125.8	$138.0	$341.3	$359.5

Consolidated EBITDA before special items	$131.3	$147.1	$369.2	$393.1

[11]	EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization.
[12]

In the third quarter 2012, the company corrected prior period accounting errors that occurred over a number of years primarily with respect to the Latin America region of the Rigid Industrial Packaging & Services segment. The impact of the errors was not material to the company in any prior year. However, the cumulative effect of the correction of the prior period errors would have been material to the current year's consolidated financial statements of operations. As a result of correcting the errors, net income attributable to Greif, Inc. for the following periods presented in this earnings release increased as follows: $4.4 million for the nine months ended July 31, 2012 (unaudited); $4.0 million for the three months ended July 31, 2011 (unaudited); and $3.2 million for the nine months ended July 31, 2011 (unaudited).

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

FREE CASH FLOWS

UNAUDITED

(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2012	2011	2012	2011
Cash provided by (used in) operating activities	$151.7	$35.4	$319.9	$22.7
Less: Purchases of properties, plants, equipment and timber properties	(38.8)	(46.6)	(110.9)	(121.2)

Free Cash Flows	$112.9	$(11.2)	$209.0	$(98.5)

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2012	2011[1][3]	2012[13]	2011[13]
Net sales:
North America	$509.0	$502.4	$1,469.0	$1,426.2
Europe, Middle East and Africa	433.9	445.3	1,236.1	1,197.0
Asia Pacific and Latin America	159.9	174.2	488.5	493.3

Total net sales	$1,102.8	$1,121.9	$3,193.6	$3,116.5

Operating profit:
North America	$53.8	$60.4	$139.9	$144.3
Europe, Middle East and Africa	34.2	41.5	80.1	104.2
Asia Pacific and Latin America	(1.9)	5.7	5.7	18.3

Total operating profit	86.1	107.6	225.7	266.8

Restructuring charges:
North America	(0.1)	(0.5)	2.2	1.7
Europe, Middle East and Africa	2.4	3.9	10.7	9.5
Asia Pacific and Latin America	1.6	—	10.0	0.2

Total restructuring charges	3.9	3.4	22.9	11.4

Acquisition-related costs:
North America	—	2.1	1.4	7.0
Europe, Middle East and Africa	1.5	0.4	3.5	11.5
Asia Pacific and Latin America	0.1	0.2	0.1	0.7

Total acquisition-related costs	1.6	2.7	5.0	19.2

Non-cash intangible asset impairment charge:
North America	—	—	—	—
Europe, Middle East and Africa	—	3.0	—	3.0
Asia Pacific and Latin America	—	—	—	—

Total Non-cash intangible asset impairment charge	—	3.0	—	3.0

Operating profit before special items:
North America	$53.7	$62.0	$143.5	$153.0
Europe, Middle East and Africa	38.1	48.8	94.3	128.2
Asia Pacific and Latin America	(0.2)	5.9	15.8	19.2

Total operating profit before special items	$91.6	$116.7	$253.6	$300.4

[1][3]

In the third quarter 2012, the company corrected prior period accounting errors that occurred over a number of years primarily with respect to the Latin America region of the Rigid Industrial Packaging & Services segment. The impact of the errors was not material to the company in any prior year. However, the cumulative effect of the correction of the prior period errors would have been material to the current year's consolidated financial statements of operations. As a result of correcting the errors, net income attributable to Greif, Inc. for the following periods presented in this earnings release increased as follows: $4.4 million for the nine months ended July 31, 2012 (unaudited); $4.0 million for the three months ended July 31, 2011 (unaudited); and $3.2 million for the nine months ended July 31, 2011 (unaudited).